Exhibit 99.1

NEWS RELEASE

For Immediate Release

March 21, 2001

For more information, please contact:	Michele Piucci
Gainesville Bank & Trust
P.O. Box 2760
Gainesville, GA. 30503
(770) 532-1212 ext. 3037
(770) 531-7359 (fax)
mpiucci@gbt.com

GB&T BANCSHARES, INC. AND COMMUNITY TRUST
FINANCIAL SERVICES CORPORATION SIGN DEFINITIVE
MERGER AGREEMENT

        GAINESVILLE, GA. (March 20, 2001) Richard A. Hunt, President and CEO of GB&T Bancshares, Inc. (NASDAQ: GBTB), and Ronnie L. Austin, President and CEO of Community Trust Financial Services Corporation (NASDAQ: CTFV.OB), announced that on March 16th, both parties entered into an Agreement and Plan of Reorganization to merge the two north Georgia bank holding companies. The merger is subject to approval of the shareholders of both institutions and federal and state authorities. A non-binding Letter of Intent to merge was signed on February 2nd.

         GB&T Bancshares, Inc. is the parent company of Gainesville Bank & Trust with $300 million in assets and seven banking offices in Hall County and United Bank & Trust in Polk County with $58 million in assets and offices in Rockmart and Cedartown. Community Trust Financial Services Corp., parent company of Community Trust Bank, headquartered in Hiram, GA, has total assets of $156 million, five bank offices located in Paulding and Cobb Counties, and subsidiary companies Metroplex Appraisals, Inc., Community Loan Company and a minority interest Cash Transactions, L.L.C.

         Upon completion of the merger, GB&T Bancshares will have total assets in excess of $500 million and equity of approximately $42 million. Each bank will operate as separate subsidiaries and will retain its Board of Directors, management, trade name and other primary market strengths.

         "Our company philosophy is to build a top quality financial services holding company headquartered in north Georgia and comprised of autonomous community banks." commented Richard Hunt, GB&T President and CEO. "Community Trust Financial Services is well-suited to be a valuable addition to our holding company and will contribute a great deal to the organization ".

         Abit Massey, GB&T chairman adds, "We recognize that community banks possess a distinct competitive advantage in serving the local market while maintaining their local identity, management and board of directors."

         The proposed merger will be accounted for on a pooling of interests basis with shareholders of Community Trust Financial Services Corp. receiving .786 shares of common stock in GB&T Bancshares, Inc. for each share of Community Trust Financial currently held.

        Statements made in this press release, other than those containing historical information are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. GB&T Bancshares, Inc. cautions readers that results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in economic and business conditions; the ability of GB&T to integrate recent acquisitions and attract new customers; possible changes in monetary and fiscal policies, laws and regulations; the effects of easing restrictions on participants in the financial services industry; the cost and other effects of legal and administrative cases; possible changes in the credit worthiness of customers and the possible impairment of loans; the effects of changing interest rates and other risks and factors identified in the company’s filings with the Securities and Exchange Commission.

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